SUBSCRIPTION AGREEMENT

            SUBSCRIPTION AGREEMENT, dated as of February 22, 1999 (this "Agreement") between THESTREET.COM, INC., a Delaware corporation (the "Company"), and THE NEW YORK TIMES COMPANY, a New York corporation (the "Buyer").

            1. Sale of Securities and Terms of Payment. In consideration of the foregoing, the parties hereto agree that, subject to the conditions contained herein, on February 26, 1999 or such later date as the Company and the Buyer shall agree (the "Closing Date"), the Buyer will purchase from the Company and the Company will sell to the Buyer 37,728 shares (the "Preferred Shares") of the Company's Series B 9 1/2% Cumulative Preferred Stock, par value $.01 per share and 3,962,703 shares (the "Common Shares" and, together with the Preferred Shares, the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock").

                  (a) Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the aforesaid issuance, sale and delivery of the Shares, on the Closing Date, the Buyer will pay or cause to be paid to the Company $15,000,000, of which $3,000,000 shall be in cash and $12,000,000 shall be an irrevocable advertising credit (the "Advertising Credit"), provided to the Company pursuant to the Advertising Credit Agreement, dated the Closing Date, between the Company and the Buyer (the "Advertising Credit Agreement"), for purchasing its advertisements on all the Buyer's traditional (i.e., print, radio and television) and online publications and properties (collectively, the "Media"), at the best available advertising contract rates then being charged by the Buyer to advertisers spending comparable amounts on advertising on the Media during the four year period beginning from the Closing Date and ending on February 22, 2003 (such period being hereinafter referred to as the "Advertising Period").

                  (b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date the Company will issue, sell and deliver to the Buyer, and the Buyer will accept and purchase from the Company the Shares.

                  (c) The Company and the Buyer agree that the number of Shares issuable under this Agreement has not been adjusted for the three to one reverse stock split approved by the Company's Board of Directors on February 16, 1999, but which has not as of the date hereof been approved by the Company's stockholders. Any Shares issued by the Company

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or sold by the Buyer pursuant to clause (b) above shall be adjusted for any stock splits or stock dividends or combination of shares or recapitalizations, mergers, consolidation or other reorganization or otherwise.

                  (d) Each of the Shares issued pursuant to this Agreement shall bear the following legend:

      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATES, AND THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND LAWS, IF APPLICABLE."

            2. Representations of the Company. The Company represents and warrants to the Buyer that as of the Closing Date:

                  (a) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting creditors generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

                  (b) The Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

                  (c) Except for 250,000 shares of the Common Stock sold by the Company to a third party, the Company had (i) 41,291,515 issued and outstanding shares of the Common Stock and 7,581,818 shares of the Common Stock reserved for issuance pursuant to the Company's 1998 Stock Incentive Plan; (ii) 118,441 issued and outstanding shares of its Series A 9 1/2% Cumulative Preferred Stock;
(iii) 345,366 issued and outstanding shares of its Series B 9 1/2% Cumulative Preferred Stock and (iv) 1,500 issued and outstanding shares of its Series C Preferred Stock.

            3. Representations of the Buyer. The Buyer represents and warrants to the Company that:

                  (a) This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting creditors generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

                  (b) The Buyer has purchased the Shares for investment purposes without a view to resell the Shares.

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            4. Agreement of the Company to Provide Financial Information. The
Company covenants and agrees with the Buyer that until the earlier of (i) consummation of an underwritten public offering of the Common Stock conducted by a nationally recognized reputable underwriter with gross proceeds of at least $20,000,000 (a "Qualified Public Offering"), and (ii) the first date on which the Buyer no longer holds Common Shares representing 5% of the outstanding Common Stock (clause (i) and (ii) are collectively referred to herein as the "Termination Date") the Company shall furnish to the Buyer:

                  (a) within ninety (90) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company; and

                  (b) within forty (45) days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) of the Company a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its subsidiaries and results of operating and cash flow on a consolidated basis, in each case in accordance with generally accepted accounting principles, such consolidated balance sheet to be as of the end of such fiscal quarter and such consolidated statements of income, stockholders' equity and cash flows to be for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year.

            5. Agreement by the Company to Amend the Stockholders' Agreement to Appoint an Additional Director to Board of Directors. The Company agrees to amend the certain Amended and Restated Stockholders' Agreement, dated December 21, 1998, between the Company and the Stockholders named therein to provide that:

                  (a) Until the Termination Date, at each annual meeting of the stockholders of the Company, and at each special meeting of the stockholders of the Company called for the purpose of electing directors of the Company, and at any time at which stockholders of the Company shall have the right to, or shall, vote for directors of the Company, then, and in each event, the Buyer shall have the right to designate one person to the Board of Directors of the Company. The Buyer hereby initially designates Michael Golden, Vice Chairman and Senior Vice President of the Buyer as a member of the Company's Board of Directors.

                  (b) Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated under this
Section 5 shall be filled by another person designated by the Buyer.

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            6. Agreement to Negotiate Joint Venture Agreement. The parties hereto agree that, as soon as practicable after the Closing Date, they will enter into good faith negotiations to enter into a joint venture agreement and any necessary additional agreements to, among other things, establish a joint business and financial news site.

            7. Lockup Agreement. The Buyer hereby agrees that in the event of a Qualified Public Offering, it will execute a standard form of underwriter's lock-up agreement under which it will agree not to transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of the commencement of the public offering.

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            IN WITNESS WHEREOF, each of the Company and the Buyer has caused this Agreement to be signed by its duly authorized officers as of the date first above written.

                                    THESTREET.COM, INC.

                                    By: /s/ Kevin W. English
                                        ----------------------------------------
                                        Name: Kevin W. English
                                        Title: Chairman and CEO


                                    THE NEW YORK TIMES COMPANY

                                    By: /s/ John M. O'Brien
                                        ----------------------------------------
                                        Name: John M. O'Brien
                                        Title: Senior Vice President and Chief
                                                 Financial Officer